Exhibit (h-2)

AMENDMENT

TO

TRANSFER AND ADMINISTRATIVE AGENCY AGREEMENT

THIS AMENDMENT TO TRANSFER AND ADMINISTRATIVE AGENCY AGREEMENT (this “Amendment”) is made as of May 12, 2021 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH&Co.” or the “Administrator”), and ALGER ETF TRUST, a Massachusetts business trust (the “Trust”), on behalf of each series of the Trust listed on Appendix A to the Agreement.

WHEREAS, the Administrator and the Trust entered into an Transfer and Administrative Agency Agreement, dated as of January 4, 2021 (as amended, modified and/or supplemented to date, the “Agreement;” all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and

WHEREAS, the Administrator and the Trust desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Administrator and the Trust hereby agree as follows:

1.        Appendix A to the Agreement is hereby deleted in its entirety and replaced with the attached Appendix.

2.

3.        This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Amendment shall be acceptable evidence of the existence of the Amendment and the Administrator shall be protected in relying on the photocopy or telefax until the Administrator has received the original of the Agreement.

4.        This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

5.        This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Administrative Agency Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Hugh Bolton
Name: Hugh Bolton
Title: Managing Director
Date: 12 May 2021

ALGER ETF TRUST

By:	/s/ Tina Payne
Name: Tina Payne
Title: Secretary and Chief Compliance Officer
Date: May 12, 2021

APPENDIX A

TO

TRANSFER AND ADMINISTRATIVE AGENCY AGREEMENT

LIST OF FUNDS

Dated as of May 12, 2021

The following is a list of Funds for which BBH shall serve under the Transfer and Administrative Agency Agreement dated as of January 4, 2021:

The Alger ETF Trust

Alger 35 ETF

Alger Mid Cap 40 ETF

THE ALGER ETF TRUST

By:	/s/ Tina Payne

Name: Tina Payne
Title: Secretary and Chief Compliance Officer
Date: May 12, 2021